Back to Contents

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 21, 2005 accompanying the consolidated financial statements of Atlas Pipeline Partners GP, LLC as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004; our report dated January 3, 2006 accompanying the balance sheet of Atlas Pipeline Holdings, L.P. as of December 31, 2005; our report dated January 3, 2006 accompanying the balance sheet of Atlas Pipeline Holdings GP, LLC as of December 31, 2005; our report dated April 25, 2005 accompanying the financial statements of ETC Oklahoma Pipeline, Ltd. as of August 31, 2004 and 2003 and for the year ended August 31, 2004 and the eleven month period ended August 31, 2003; our report dated April 25, 2005 accompanying the financial statements of the Elk City System (a division of the Aquila Gas Pipeline Corporation) for the year ended September 30, 2002; our report dated May 17, 2004, except with respect to the matters discussed in Note J, as to which the date is June 10, 2004, accompanying the financial statements of Spectrum Field Services, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 contained in the Registration Statement on Form S-1 for Atlas Pipeline Holdings, L.P. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cleveland, Ohio
January 11, 2006